CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement") is made this __day of
July, 2002, by and between Ventures-National Incorporated, a Utah corporation ("Ventures"); Jenson Services, Inc., a Utah corporation and financial consulting firm ("Jenson Services"); Duane S. Jenson, Jeffrey D. Jenson, Travis T. Jenson and Thomas J. Howells, ("Employee Consultants") who are Jenson Services' principals and/or employees who will be rendering some of the services covered by this Agreement, and James P. Doolin, an individual, and Leonard W. Burningham, Esq., legal counsel to Jenson Services, who will also be rendering services hereunder ("Other Consultants" and collectively with the Employee Consultants, the "Consultants").

                                 WITNESSETH:

     WHEREAS, Jenson Services, by and through the Employees
Consultants, and the Other Consultants, individually and under the direction of Jenson Services, have been previously engaged by Ventures to render the service to Ventures as set opposite the respective names of the Consultants below; and

     WHEREAS, Ventures has provided Jenson Services and the Consultants with access to all material information concerning its organization, financial condition, management, present and intended business operations or other available information and has made its directors and executive officers available to answer questions posed by Jenson Services and the Consultants regarding such information; and

     WHEREAS, Jenson Services and the Consultants are "accredited investors" or "sophisticated investors" as those terms are defined in Rule 506 of Regulation D of the Securities and Exchange Commission and have had access to all material information concerning Ventures, its organization, financial condition, management, present and intended business operations and other available information, and have had the opportunity to ask questions of Ventures' directors and executive officers with respect to such information and that all questions posed to these persons by such Consultants have been answered to their complete satisfaction; and

     WHEREAS, Ventures intends to complete, along with the execution and delivery of this Agreement, an Agreement and Plan of Merger (the "Merger Agreement") among Ventures, its newly formed wholly-owned subsidiary, Titan EMS Acquisition Corp., a Delaware Corporation (the "Titan Subsidiary"), and Titan EMS, Inc., a Delaware corporation ("Titan Delaware"), pursuant to which Ventures has been required to make certain material representations and warranties and may be required to provide historical information and documentation respecting Ventures to the other parties to the Merger Agreement and to compile and file reports that will be required to be filed by Ventures with the Securities and Exchange Commission; and

     WHEREAS, Ventures desires to contract with Jenson Services and the Consultants, who have access to information respecting Ventures by virtue of the services that they have provided to Ventures in the past, as outlined below, to provide any such information that is requested in writing by Ventures following the closing of the Merger Agreement and for a period of 90 days thereafter; and

     WHEREAS, Ventures and Jenson Services have discussed the issuance of securities of Ventures to the Consultants as consideration for the respective services to be rendered by Jenson Services and the Consultants hereunder, with the understanding that a portion of such securities would be registered on Form S-8 of the Securities and Exchange Commission, to the extent that such Form is available for the registration of such securities, or on such other registration statement form that may be available for the registration of such securities; and

     WHEREAS, the Consultants have rendered the services outlined below for the benefit of Ventures in the past and agree hereunder to provide all information in their possession related to these services at reasonable times that is requested in writing by Ventures following the closing of the Merger Agreement for a period of 90 days thereafter; and

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth and the benefits to the parties to be derived therefrom, it is hereby agreed as follows:

     1. Services. The Consultants and Jenson Services are hereby retained by Ventures to serve as independent consultants to provide advice, documentation and information only to Ventures as such services are described below. The Consultants agree to provide such services to Ventures as Ventures may from time to time reasonably request in writing for a period of 90 days from the closing of the Merger Agreement, including, without limitation during the term hereof, advice within the expertise of Jenson Services and the Consultants respecting the (i) adoption and implementation of a business plan;
(ii) the structuring of any proposed acquisition of plant, property, assets or business by direct purchase, reorganization or merger, including bankruptcy reorganizations; and (iii) introductions to potential business partners, along with providing copies of all relevant documentation prepared or assembled in connection with the rendering of their prior services, with Ventures to pay reasonable copying and shipping charges for such documentation. Jenson Services shall make the Consultants available during reasonable business hours to perform all services reasonably requested by Ventures under this Agreement; provided, however, no services rendered hereunder shall be "capital raising" services as that term is defined in applicable securities laws, rules and regulations, or services that may be deemed to be services that promote or maintain a market for the securities of Ventures.

     2. Term. This Agreement shall remain in full force with respect to each of Jenson Services and the Consultants for a period of 90 days following the Effective Time (as defined in the Merger Agreement).

     3. Compensation. Ventures shall pay, and Jenson Services and the Consultants shall accept, an aggregate fee $30,000 comprised of:

     (i) 100,000 shares of Ventures common stock, which shall be payable immediately upon execution of this Agreement, all to be issued pursuant to and in accordance with this Agreement and the resolutions of the Board of Directors of Ventures adopting this Agreement and providing for registration of all 100,000 shares on Form S-8 of the Securities and Exchange Commission at the sole cost and expense of Ventures, all fully paid and non-assessable; and

     (ii) 200,000 shares of Ventures common stock that are "restricted securities" within the meaning of Rule 144 of the Securities and Exchange Commission, all fully paid and non-assessable. The issuance of these securities shall be in full payment of all services rendered by Jenson Services and the Consultants hereunder. [Each of the Consultants shall make himself available to Ventures for a period of one hour for every 5,000 shares or any fraction thereof to be issued to any of the Consultants, or one hour for one to 5,000 shares, and so forth, for example, and Jenson Services shall, through these Consultants, provide an additional 20 hours of consultation in connection with the services outlined above.] Leonard W. Burningham, Esq. shall also prepare the aforesaid S-8 Registration Statement for and on behalf of Ventures and the Consultants for no additional legal fees. In consideration of this Agreement, Jenson Services and the Consultants hereby compromise and settle any and all other obligations of any type or nature whatsoever of Ventures to each or any of them for the services that they have previously performed to or for the benefit of Ventures as outlined below or otherwise, except for fees payable to Leonard W. Burningham, Esq. under the Merger Agreement. The shares shall divided among the Consultants and Jenson Services as follows:

                                   Number of S-8           Number of
  Name and Address         Registered Shares     Restricted Shares


Duane S. Jenson                      19,440                     38,880
5525 South 900 East, Suite 110
Salt Lake City, Utah 84117

Services: Supervising of all services rendered and review of all corporate governance since the date of a Court ordered Annual Meeting of Stockholders held March 9, 2000 (the "2000 Annual Meeting"); and will continue in this capacity during the term hereof.

Jeffrey D. Jenson                     19,440                    38,880
5525 South 900 East, Suite 110
Salt Lake City, Utah 84117

Services: Supervising of all services rendered and review of all corporate governance since the date of a Court ordered Annual Meeting of Stockholders held March 9, 2000 (the "2000 Annual Meeting"); and will continue in this capacity during the term hereof.

Travis T. Jenson                      19,440                     38,880
5525 South 900 East, Suite 110
Salt Lake City, Utah 84117

Services: Reviewed and tracked all EDGAR filings of Ventures since the 2000 Annual Meeting and will continue in this capacity during the term hereof.

Thomas J. Howells                     14,580                     29,160
5525 South 900 East, Suite 110

Salt Lake City, Utah 84117

Services: Prepared quarterly unaudited financial information since the 2000 Annual Meeting and ensured review by accountants; assisted in NASD filing of Form 211 for OTC Bulletin Board quotations; and will continue in this capacity during the term hereof.

James P. Doolin                         8,100                     16,200
1223 Wilshire Blvd., #912
Santa Monica, CA  90403

Services: Drafted corporate minutes and compiled all EDGAR filings since the 2000 Annual Meeting; Prepared documentation for prior re-capitalizations; and will continue in this capacity during the term hereof.

Leonard W. Burningham, Esq.           19,000                    38,000
Suite 205, 455 East 500 South
Salt Lake City, Utah 84111

Services: Reviewed all reports and registration statements filed by Ventures with the Securities and Exchange Commission since the 2000 Annual Meeting, prepared this Consulting Agreement and the Consent of Directors adopting it and will prepare the S-8 Registration Statement that is to be filed with the Securities and Exchange Commission.

     Jenson Services                  0       0
5525 South 900 East, Suite 110
Salt Lake City, Utah 84117

     Total Shares:           100,000                    200,000

      4.Independent Contractors.  Jenson Services and the
Consultants are and have been retained under the terms of this Agreement as independent contractors and nothing herein shall be construed as creating an employer/employee relationship between the parties or their principals or employees. Jenson Services and the Consultants shall be solely liable for the payment of any taxes imposed or arising out of the payment of the compensation to it by Ventures as set forth in this Agreement.

      5.Termination for Cause. Ventures may terminate this Agreement during its term for cause which shall be established by showing one or more of the following:

     (1) Jenson Services or any Consultant has materially breached the terms of this Agreement and, as a result, Ventures has suffered damages;

     (2) Jenson Services or any Consultant, in the determination of the Board of Directors of Ventures, has been grossly negligent in the performance of their duties hereunder;

     (3) Jenson Services or any Consultant has substantially failed to perform the duties requested in writing by Ventures, on action by the Board of Directors, under the terms of this Agreement after 10 days written notice setting forth the details of such alleged substantial failure, provided that the alleged lack of performance in not fulfilled with such 10 day period by Jenson Services and/or the Consultants; or

     (4) Jenson Services or the Consultants have engaged in material, willful, or gross misconduct in the performance of its duties hereunder.

No termination under this Section shall have any effect on fees paid to Jenson Services or the Consultants to the date of any such termination.

      6.Nondisclosure of Information.  Jenson Services and the
Consultants agree that, during the term of this Agreement and thereafter, none will, directly or indirectly, disclose to any person not authorized by Ventures to receive or use such information, any of Ventures' confidential or proprietary data, information, or techniques ("Confidential Information"), or give to any person not authorized by Ventures to receive it any information that is not generally known to anyone other than Ventures or that is designated by Ventures as "limited," "private," "confidential," or otherwise marked to indicate its confidential nature. Jenson Services and the Consultants will each return or destroy all copies of any Confidential Information, in any format whatsoever, to Ventures on termination or expiration of this Agreement.

      7.Assignment. This Agreement may not be assigned by Ventures without the prior written consent of the other parties; neither Jenson Services nor the Consultants can assign this Agreement or any right conferred upon each or any of them hereunder.

      8.Entire Agreement. Except as indicated in the recitation at the forefront of this Agreement, this Agreement supersedes any and all other agreements, oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained or referred to herein shall be valid or binding.

      9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah without giving effect to the principles of conflicts of laws.

      10.Severability. If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

      11.Waiver. No failure by any party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.


     VENTURES-NATIONAL INCORPORATED.

Dated:  8/22/02               By  /s/ John Winchester
                              Its President

                              JENSON SERVICES, INC.

Dated: 8/21/02                By  /s/ Duane S. Jenson
                              Its  President

                               CONSULTANTS

Dated:  8/21/02               /s/ Duane S. Jenson
                              Duane S. Jenson


Dated:  8/20/02               /s/ Jeffrey D. Jenson
                              Jeffrey D. Jenson


Dated:  8/21/02               /s/ Travis T. Jenson
                                 Travis T. Jenson


Dated:  8/21/02               /s/ Thomas J. Howells
                              Thomas J. Howells


Dated:  8/20/02               /s/ James P. Doolin
                              James P. Doolin


Dated:  8/21/02               /s/ Leonard W. Burningham, Esq.
                              Leonard W. Burningham, Esq.